Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Suite B

Las Vegas, NV 89102

702.257.1984 tel

702.362.0540 fax

November 19, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen/Madams:

We were previously the principal accountants for Dogs International, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2003 and 2002. Effective November 18, 2004, we notified the Company that our firm was resigning as principal accountant. We have read the Company's statements included under Item 4 of its Form 8-K dated November 19, 2004, and we agree with such statements.

Sincerely,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP